Exhibit 2.2
EXECUTION VERSION
VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is dated as of January 19, 2007, by and between Swift Transportation Co., Inc., a Nevada corporation (the “Company”), and the Persons executing this Agreement as “Stockholders” on the signature page hereto (each, a “Stockholder” and collectively, the “Stockholders”).
RECITALS
     WHEREAS, simultaneously with the execution of this Agreement, Saint Corporation, a Nevada corporation (“Parent”), Saint Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Parent (“MergerCo”), and the Company have entered into an Agreement and Plan of Merger, as it may be amended, supplemented, modified or waived from time to time (the “Merger Agreement”), which provides, among other things, for the Merger of MergerCo with and into the Company, upon the terms and subject to the conditions set forth therein;
     WHEREAS, each Stockholder is the Beneficial Owner of, and has the right to vote and dispose of (i) with respect to the Moyes Children’s Limited Partnership, 9,018,353 Shares and (ii) with respect to the other Stockholders, the number of Shares as reflected on Schedule 13D/A filed on November 17, 2006; and
     WHEREAS, as an inducement to the Company entering into the Merger Agreement and incurring the obligations therein, the Company has required that each Stockholder enter into this Agreement.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
I. CERTAIN DEFINITIONS
     Section 1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.
     Section 1.2 Other Definitions. For the purposes of this Agreement:
          (a) “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).
          (b) “Owned Shares” has the meaning set forth in Section 2.1.
          (c) “Representative” means, with respect to any particular Person, any director, officer, employee, consultant, accountant, legal counsel, investment banker or other representative of such Person.
          (d) “Shares” has the meaning ascribed thereto in the Merger Agreement, and will also include for purposes of this Agreement all shares or other voting securities into which Shares may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Shares and entitled to vote in respect of the matters contemplated by Article II.
          (e) “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security.
          (f) “Permitted Encumbrance” means bona fide pledges of Shares as collateral in connection with third-party, commercially reasonable indebtedness, which pledges shall be released in connection with the repayment of such indebtedness; provided, however, that any such pledges entered into after the date hereof shall include the retention of all voting rights by Stockholder so long as no default in the underlying indebtedness shall have been declared.
II. AGREEMENT TO VOTE
     Section 2.1 Agreement to Vote.
Subject to the terms and conditions hereof, each Stockholder severally and not jointly, irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (such earlier occurrence being the “Expiration Time”), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders (a “Stockholder Meeting”), each Stockholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any and (y) vote, or instruct to be voted (including by written consent, if applicable), all of such Shares Beneficially Owned by such Stockholder as of the relevant time (“Owned Shares”) (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of the approval of any other matter that is required by applicable Law or a Governmental Entity to be approved by the stockholders of the Company to consummate the transactions contemplated by the Merger Agreement, including the Merger, (C) against any Takeover Proposal, (D) against any proposal made in opposition to, or in competition or inconsistent with, the Merger or the Merger Agreement, including the adoption thereof or the consummation thereof, (E) against any action or agreement that may reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled, and (F) against any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company, Parent or MergerCo under the Merger Agreement, which would materially and adversely affect the Company, Parent or MergerCo or their respective abilities to consummate the transactions contemplated by the Merger Agreement within the time periods contemplated thereby.

     Section 2.2 Additional Shares. Each Stockholder severally and not jointly hereby agrees, while this Agreement is in effect, to promptly notify the Company of the number of any new Shares with respect to which Beneficial Ownership is acquired by such Stockholder, if any, after the date hereof and before this Agreement is terminated pursuant to Section 5.1. Any such Shares shall automatically become subject to the terms of this Agreement as though owned by such Stockholder as of the date hereof.
     Section 2.3 Restrictions on Transfer, Etc. Except as provided for herein, as contemplated by the Merger Agreement and the Equity Rollover Commitments with respect to the rollover of Shares of certain Stockholders and except for Permitted Encumbrances, each Stockholder severally and not jointly agrees, from the date hereof until this Agreement is terminated pursuant to Section 5.1, not to (i) directly or indirectly Transfer any Owned Shares or (ii) grant any proxy with respect to such Stockholder’s Owned Shares, deposit such Stockholder’s Owned Shares into a voting trust, enter into a voting agreement with respect to any of such Stockholder’s Owned Shares or otherwise restrict the ability of such Stockholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Notwithstanding the foregoing, each Stockholder may (i) make Transfers of Owned Shares for estate planning or similar purposes so long as such Stockholder retains control over the voting and disposition of such Owned Shares for bona fide estate planning to his, her, or its Affiliates or immediate family members, (ii) make Transfers to other Stockholders, or (iii) in the case of the Moyes Children’s Limited Partnership, Transfers of Owned Shares to its partners or a newly-formed qualified subchapter S trust owned by such partners; provided that as a condition to such Transfer contemplated in clauses (i), (ii) and (iii), such Affiliate, immediate family member, Stockholder, partner or qualified subchapter S trust shall execute an agreement that is identical to this Agreement (except to reflect the change of the Transferee) and to the extent such transferring Stockholder is a party to the Guarantee an agreement that is identical to the Guarantee (except to reflect the change of the Transferee) and provided, further that the transferring Stockholder shall remain jointly and severally liable for the breaches of any of his, her or its Affiliates or immediate family members of the terms hereof. Each Stockholder further agrees to authorize and request the Company to notify the Company’s transfer agent that this Agreement places limits on the voting and transfer of the Owned Shares.
     Section 2.4 Proxies. Each Stockholder will, if requested by the Company, (i) with respect to Owned Shares for which it is the record owner, grant a proxy appointing Robert W. Cunningham and Glynis Bryan collectively, but each with full power of substitution, as such Stockholder’s attorney-in-fact and proxy, for and in such Stockholder’s name, to be counted as present and to vote in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, and (ii) with respect to Owned Shares for which it is not the record owner, seek a “legal proxy” from the record owner to vote in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger. The proxy granted by each Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms.

III. REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of Stockholders. Each Stockholder, severally and not jointly, represents and warrants to the Company as of the date of this Agreement, as of the date of any Company Stockholders Meeting (and as of the date of any adjournment or postponement thereof) and as of the date of the execution of any written Stockholder consent or any proxy permitted under this Agreement or consented to by the Company, as follows:
          (a) Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms.
          (b) Such Stockholder is the Beneficial Owner (unless such shareholder is a trust in which case the beneficiaries of each such trust are the Beneficial Owners), free and clear of any Liens (other than those arising under this Agreement, the Equity Rollover Commitments and Permitted Encumbrances) of the Owned Shares, which, as of the date hereof, are set forth below such Stockholder’s name on the signature page hereto and, except for Permitted Encumbrances and except as provided in this Agreement and the Equity Rollover Commitments has full and unrestricted power to dispose of and vote all of such Stockholder’s Owned Shares without the consent or approval of, or any other action on the part of, any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, such Stockholder’s Owned Shares. The Owned Shares set forth below such Stockholder’s name on the signature page hereto constitute all of the capital stock of the Company that is Beneficially Owned by such Stockholder as of the date hereof, and, except for such Stockholder’s Owned Shares and the Owned Shares owned by the other Stockholders who are parties to this Agreement and with respect to Jerry Moyes, approximately 7,000 shares held in his personal individual retirement account, such Stockholder and such Stockholder’s Affiliates do not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any Shares or any securities convertible into Shares (including Stock Options).
          (c) Other than the filing by such Stockholder of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof (i) requires, other than with respect to Permitted Encumbrances, any consent or other Permit of, or filing with or notification to, any Governmental Entity or any other Person by such Stockholder, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or Contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder’s Owned Shares) may be bound, (iii) violates any Order or Law applicable to such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder’s Owned Shares), or (iv) results in a Lien upon any of such Stockholder’s properties or assets (including such Stockholder’s Owned Shares).
IV. ADDITIONAL COVENANTS OF THE STOCKHOLDERS AND THE COMPANY
     Section 4.1 Disclosure. Each Stockholder, severally and not jointly, hereby authorizes Parent, MergerCo and the Company to publish and disclose in any announcement or disclosure required by the SEC, including the Company Proxy Statement and the Schedule 13E-3 such Stockholder’s identity and ownership of the Owned Shares and the nature of such Stockholder’s obligation under this Agreement, provided that such Stockholder is provided with a reasonable opportunity to review and comment on such disclosure.
     Section 4.2 Non-Interference; Further Assurances. Each Stockholder, severally and not jointly, agrees that prior to the termination of this Agreement, such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement. Each Stockholder (for and on behalf of such Stockholder only) agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by the Company to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.
     Section 4.3 Standstill. Each Stockholder, severally and not jointly, agrees that if the Merger Agreement is terminated in any circumstance where a Termination Fee (as defined in the Merger Agreement) is required to be paid by Parent to the Company, then beginning upon the termination of the Merger Agreement until twelve months following such termination (or, with respect to clause (b) below, the later of twelve months following such termination and June 30, 2008), except as the Company’s Board of Directors shall otherwise specifically request in writing in advance, such Stockholder will not (and such Stockholder will not assist or form a group within the meaning of Section 13(d)(3) of the Exchange Act, act in concert or participate with or encourage other persons to) directly or indirectly, (a) acquire or offer, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, merger, business combination or in any other manner, beneficial ownership of any securities, or assets of the Company, including, without limitation, rights or options to acquire such ownership, (b) submit a notice of nomination of directors pursuant to Article III, Section 14 of the bylaws of the Company to nominate one or more directors to the Company’s board, (c) conduct a solicitation of proxies (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), or participate in any election contest, or (d) make a request to amend or waive this provision or any other provision of this paragraph which requires public disclosure; provided, however, the Stockholders shall not be prohibited from taking such actions covered by clause (a) above,
(i) if the Company or any of its Subsidiaries, or its or its Subsidiaries’ Representatives (A) participate or engage in any substantive discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with or knowingly assist any Person in connection with a Takeover Proposal, or (B) enter into any confidentiality agreement, letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a Takeover Proposal; or
     (ii) if the Company’s Board of Directors receives any Takeover Proposal or if any Takeover Proposal is publicly announced.
     Section 4.4 Annual Meeting. The Company agrees that (i) it will not hold, give notice of, or disclose a date for, its 2007 annual meeting of stockholders for the purpose of electing directors (“2007 Annual Meeting”) while the Merger Agreement is in effect, (ii) if the Merger Agreement is terminated, it will not hold the 2007 Annual Meeting prior to June 30, 2007, and (iii) it will not modify or amend Article III, Section 14 of the bylaws of the Company. The Stockholders (severally and not jointly with any other party hereto), Parent and MergerCo agree that, while the Merger Agreement is in effect, none of such Persons will take any of the actions prohibited by Section 4.3(b) hereof.
V. TERMINATION
     Section 5.1 Termination. Subject to Section 5.2, this Agreement (i) may be terminated by the mutual written consent of the parties hereto or (ii) shall terminate without further action at the Expiration Time, provided however, that Section 4.4 shall survive such termination and Section 4.3 shall survive such termination if the Merger Agreement is terminated in any circumstance where a Termination Fee (as defined in the Merger Agreement) is required to be paid by Parent to the Company.
     Section 5.2 Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of this Sections 4.3, 4.4 and 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination.
VI. GENERAL
     Section 6.1 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile, (i) if to a Stockholder, to the address set forth below such Stockholder’s name on the signature page hereto, and (ii) if to the Company, in accordance with Section 8.7 of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (A) if delivered by hand or overnight courier service, when such delivery is made at the address specified in this Section 6.1, or (B) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.1 and appropriate confirmation is received.

     Section 6.2 No Third Party Beneficiaries, Etc. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement, or to make any Stockholder responsible for any of the Company’s or MergerCo’s obligations under the Merger Agreement.
     Section 6.3 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York (other than with respect to proxies and other matters governed by Nevada Revised Statutes with respect to which Nevada Revised Statutes shall apply), without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.
     Section 6.4 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
     Section 6.5 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto, in whole or part (whether by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempt to do so will be null and void.
     Section 6.6 Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
     Section 6.7 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person will refer to its predecessors and successors and permitted assigns.

     Section 6.8 Amendments. This Agreement may not be amended except by written agreement signed by all of the parties to this Agreement.
     Section 6.9 Extension; Waiver. At any time prior to the Effective Time, the Company, on the one hand, and the Stockholders, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (iii) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
     Section 6.10 Fees and Expenses. Except as expressly provided in this Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.
     Section 6.11 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
     Section 6.12 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
     Section 6.13 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
     Section 6.14 Counterparts; Effectiveness; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement will become effective and binding upon each Stockholder when executed by such Stockholder and the Company. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.
     Section 6.15 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 6.16 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the State and Federal courts located in the Borough of Manhattan, in the City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.16, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 6.17 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.17.
     Section 6.18 Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder solely in such Stockholder’s capacity as the Beneficial Owner of such Stockholder’s Owned Shares and nothing in this Agreement shall way restricts or limits any action taken by such Stockholder in his capacity as a director or officer of the Company (but solely in such capacities and not on his own behalf) and the taking of any actions solely in his or her capacity as an officer or director of the Company and not in violation of the Merger Agreement will not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.
[Remainder of page intentionally left blank. Signature Page Follows.]

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

[SWIFT TRANSPORTATION CO., INC.]
By:
Name:
Title:

[Jerry Moyes]
By:
Jerry Moyes

[Vickie Moyes]
By:
Vickie Moyes

[THE JERRY AND VICKIE MOYES FAMILY TRUST DATED 12/11/87]
By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

[SME INDUSTRIES, INC.]
By:
Name:
Title:

[VJM INVESTMENTS, LLC]
By:
Name:
Title:

[MOYES CHILDREN’S LIMITED PARTNERSHIP]
By:
Name:
Title:

[Signature Page to Voting and Support Agreement]